LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amendedand Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, as amended (the “Agreement”). RIC advises you that it is creating a new fund to be named the Russell U.S. Strategic Equity Fund (the “New Fund”). RIC desires RFSC to provide administrative services to the New Fund pursuant to the terms and conditions of the Agreement. Section 6A of the Agreement is hereby amended to include the New Fund, with an annual administrative fee payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of              , 2012.

RUSSELL FUND SERVICES COMPANY

By:
Sandy Cavanaugh
President